Exhibit 99.1

OfficeMax 263 Shuman Blvd. Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OFFICEMAX REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

NAPERVILLE, Ill., August 3, 2010 – OfficeMax® Incorporated (NYSE: OMX) today announced the results for its fiscal second quarter ended June 26, 2010. Total sales were $1,653.2 million in the second quarter of 2010, a decrease of 0.3% from the second quarter of 2009. For the second quarter of 2010, OfficeMax reported net income (loss) available to OfficeMax common shareholders of $11.8 million, or $0.14 per diluted share.

Sam Duncan, Chairman and CEO of OfficeMax, said, “We are pleased with our strong performance for the second quarter and first half of 2010. Importantly, we continue to operate with a significant amount of discipline across all areas of our business, which has helped us drive margin expansion. Overall, we believe that our results are indicative of the progress we are making on our profitability initiatives.”

Consolidated Results

(in millions, except per-share amounts)	2Q 10	2Q 09
Sales	$1,653.2	$1,657.9
Operating income (loss)	$28.1	$(27.5)
Adjusted operating income	$25.3	$0.8
Adjusted operating income margin	1.5%	0.1%
Adjusted diluted income (loss) per common share	$0.12	$(0.04)

Adjusted income and adjusted diluted income per share are non-GAAP financial measures that exclude the effect of certain charges described below and in the footnotes to the accompanying financial statements. A reconciliation to the company’s GAAP financial results is included in this press release.

Results for the second quarter of 2010 and 2009 included certain charges that are not considered indicative of core operating activities. Second quarter 2010 results included a $1.1 million pre-tax charge recorded in the Retail segment related to store closures, and pre-tax income of $3.9 million related to the release of a reserve associated with our legacy building materials manufacturing facility near Elma, Washington due to an agreement with the lessor to terminate the lease. Second quarter 2009 results included a $21.3 million pre-tax charge primarily related to Retail store closures; a $6.9 million pre-tax severance charge recorded in the Contract segment related principally to U.S. and Canadian sales force reorganizations; and a pre-tax benefit of $4.4 million recorded as interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyageur Panel business sold in 2004.

Excluding the items described above, adjusted operating income in the second quarter of 2010 was $25.3 million, or 1.5% of sales, compared to adjusted operating income of $0.8 million, or 0.1% of sales in the second quarter of 2009. Adjusted net income available to OfficeMax common shareholders in the second quarter of 2010 was $10.0 million, or $0.12 per diluted share, compared to an adjusted net loss of $3.1 million, or $0.04 per diluted share, in the second quarter of 2009.

Contract Segment Results

(in millions)	2Q 10	2Q 09
Sales	$880.5	$881.7
Sales decline (from prior year period)	-0.1%
Gross profit margin	22.7%	20.6%
Segment income margin	2.2%	1.4%

OfficeMax Contract segment sales decreased 0.1% compared to the prior year period to $880.5 million in the second quarter of 2010 (a decrease of 4.1% in local currency). This decline reflected a U.S. Contract operations sales decline of 3.6%, which was mostly offset by an International Contract operations sales increase of 8.7% in U.S. dollars (a sales decrease of 5.2% in local currencies).

Contract segment gross profit margin increased to 22.7% in the second quarter of 2010 from 20.6% in the second quarter of 2009, reflecting improved gross profit margin at both the U.S. and International businesses primarily due to OfficeMax’s profitability initiatives, reversal of inventory shrinkage reserves due to favorable results from our annual physical inventory counts, and reduced occupancy and delivery expense. Contract segment operating, selling & administrative expense as a percentage of sales increased to 20.5% in the second quarter of 2010 from 19.2% in the second quarter of 2009. The increase was a result of higher incentive compensation and expenses associated with growth initiatives. Contract segment income was $19.4 million, or 2.2% of sales, in the second quarter of 2010 compared to $12.4 million, or 1.4% of sales, in the second quarter of 2009.

Retail Segment Results

(in millions)	2Q 10	2Q 09
Sales	$772.7	$776.2
Same-store sales decline (from prior year period)	-0.3%
Gross profit margin	29.5%	27.5%
Segment income margin	1.8%	-0.3%

OfficeMax Retail segment sales decreased 0.5% to $772.7 million in the second quarter of 2010 compared to the second quarter of 2009, reflecting a same-store sales decrease of 0.3% and fewer stores. Retail same-store sales for the second quarter of 2010 declined primarily due to a continued weak market environment, partially offset by stronger sales in Mexico compared to weak sales in the second quarter of 2009 during the influenza epidemic.

Retail segment gross profit margin increased to 29.5% in the second quarter of 2010 from 27.5% in the second quarter of 2009, primarily due to reversal of inventory shrinkage reserves due to favorable results from our annual physical inventory counts, and reduced occupancy costs. Retail segment operating, selling & administrative expense as a percentage of sales decreased slightly to 27.7% in the second quarter of 2010 compared to 27.8% in the second quarter of 2009 primarily due to favorable year-over-year benefit-related items, partially offset by higher incentive compensation expense. Retail segment income was $13.9 million, or 1.8% of sales, in the second quarter of 2010. This compares to a segment loss of $2.0 million in the second quarter of 2009.

OfficeMax ended the second quarter of 2010 with a total of 1,001 retail stores, consisting of 923 retail stores in the U.S. and 78 retail stores in Mexico. During the second quarter of 2010, OfficeMax closed three retail stores in the U.S. and opened one retail store in Mexico.

Corporate and Other Segment Results

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments. Corporate and Other segment operating, selling & administrative expense was $8.0 million in the second quarter of 2010 compared to $9.6 million in the second quarter of 2009.

Balance Sheet and Cash Flow

As of June 26, 2010, OfficeMax had total debt of $295.6 million, excluding $1,470 million of non-recourse debt which relates to timber securitization notes that have recourse limited to the timber installment notes receivable and related guarantees. At the end of the second quarter 2010, OfficeMax had $521.2 million in cash and cash equivalents, and $568.9 million in available (unused) borrowing capacity under its U.S., Canadian and Australasian revolving credit facilities. The company’s unused borrowing capacity reflects an available borrowing base of $626.4 million, zero outstanding borrowings, and $57.5 million of standby letters of credit.

During the first six months of 2010, OfficeMax generated $68.0 million of cash provided by operations. OfficeMax invested $19.4 million for capital expenditures in the second quarter of 2010 compared to $7.7 million in the second quarter of 2009.

Outlook

Mr. Duncan added, “Based on our performance in the first half of 2010, we are confident in our ability to continue executing on our five-year plan as we transform into an office effectiveness and efficiency solutions company. Our disciplined cash flow management provides us with the strong financial foundation to invest in and grow the business. While the economy appears to be recovering more slowly than we had previously expected, we are well positioned to achieve our 2010 and long-term financial objectives.”

Bruce Besanko, EVP, Chief Financial Officer and Chief Administrative Officer of OfficeMax, said, “To date in the third quarter, the company has experienced year-over-year domestic sales percentage declines in line with the second quarter 2010 year-over-year domestic sales percentage declines. We expect to face headwinds in the second half of the year including challenging global macroeconomic conditions and continued weak U.S. employment trends. As planned, we are investing in initiatives to drive growth, and the successful execution of these initiatives is expected to benefit operations and financial results in the long-term, but negatively impact earnings in 2010, including the third quarter.”

Based on these assumptions, OfficeMax anticipates that for the third quarter, total company sales will be slightly lower than the prior year’s third quarter, including the favorable impact of foreign currency translation, and adjusted operating income margin rate will be lower than the prior year’s third quarter. For the full year 2010, OfficeMax anticipates that total company sales will be flat to slightly lower than 2009, including the favorable impact of foreign currency translation, and adjusted operating income margin rate will be higher than 2009, but the margin improvement will be significantly less than the 140 basis point year-over-year margin improvement in the first half of 2010.

The company’s outlook also includes the following assumptions for the full year 2010:

•	Pension expense of approximately $7 million and cash contributions to the frozen pension plans of approximately $4 million

•	Capital expenditures of approximately $80-100 million, primarily related to technology and infrastructure investments and upgrades

•	Depreciation & amortization of approximately $100-110 million

•	Interest expense of approximately $73-75 million and interest income of approximately $41-43 million

•	Effective tax rate slightly less than the company’s marginal tax rate of approximately 39 percent

•	Cash flow from operations exceeding capital expenditures

•	Liquidity position remaining strong

•	Net reduction in retail store count for the year with less than five planned openings in Mexico and approximately 15 store closings in the U.S.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the macroeconomy will perform within the assumptions underlying its projected outlook; that its initiatives will be successfully executed and produce the results underlying its expectations, due to the uncertainties inherent in new initiatives, including customer acceptance, unexpected expenses or challenges, or slower-than-expected results from initiatives; or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 26, 2009, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a webcast and conference call with analysts and investors to review its second quarter 2010 financial results today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The live audio webcast of the conference call can be accessed via the Internet by visiting the OfficeMax website at http://investor.officemax.com. The webcast and a podcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the “Investors” section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and individual consumers. OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and approximately 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	June 26, 2010	December 26, 2009
ASSETS
Current assets:
Cash and cash equivalents	$521,203	$486,570
Receivables, net	503,965	539,350
Inventories	762,110	805,646
Deferred income taxes and receivables	121,554	133,836
Other current assets	56,431	55,934

Total current assets	1,965,263	2,021,336

Property and equipment:
Property and equipment	1,310,201	1,316,855
Accumulated depreciation	(914,396)	(894,707)

Property and equipment, net	395,805	422,148

Intangible assets, net	82,252	83,806
Timber notes receivable	899,250	899,250
Deferred income taxes	307,138	300,900
Other non-current assets	346,019	342,091

Total assets	$3,995,727	$4,069,531

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$22,898	$22,430
Accounts payable	621,343	687,340
Income taxes payable	6,661	3,389
Accrued liabilities and other	337,110	378,533

Total current liabilities	988,012	1,091,692

Long-term debt, less current portion	272,694	274,622
Non-recourse debt	1,470,000	1,470,000

Other long-term obligations:
Compensation and benefits	272,464	277,247
Other long-term liabilities	422,116	424,715

Total other long-term liabilities	694,580	701,962

Noncontrolling interest in joint venture	34,558	28,059

Shareholders’ equity:
Preferred stock	33,052	36,479
Common stock	212,535	211,562
Additional paid-in capital	991,940	989,912
Accumulated deficit	(565,699)	(602,242)
Accumulated other comprehensive loss	(135,945)	(132,515)

Total shareholders’ equity	535,883	503,196

Total liabilities and equity	$3,995,727	$4,069,531

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	June 26, 2010	June 27, 2009
Sales	$1,653,173	$1,657,878
Cost of goods sold and occupancy costs	1,225,439	1,262,969

Gross profit	427,734	394,909

Operating expenses:
Operating and selling expenses	321,949	323,621
General and administrative expenses	80,514	70,455
Other operating expenses (income) (a)	(2,841)	28,296

Total operating expenses	399,622	422,372

Operating income (loss)	28,112	(27,463)

Other income (expense):
Interest expense	(18,372)	(19,319)
Interest income (b)	10,588	15,115
Other income (expense), net	(86)	213

	(7,870)	(3,991)

Income (loss) before income taxes	20,242	(31,454)
Income tax benefit (expense)	(7,293)	13,726

Net income (loss) attributable to OfficeMax and noncontrolling interest	12,949	(17,728)
Joint venture results attributable to noncontrolling interest	(509)	780

Net income (loss) attributable to OfficeMax	12,440	(16,948)

Preferred dividends	(679)	(766)

Net income (loss) available to OfficeMax common shareholders	$11,761	$(17,714)

Basic income (loss) per common share:	$0.14	$(0.23)

Diluted income (loss) per common share:	$0.14	$(0.23)

Weighted Average Shares
Basic	84,928	76,285
Diluted	86,101	76,285

(a)	Second quarter 2010 and 2009 includes charges recorded in our Retail segment of $1.1 million and $21.3 million, respectively, related to store closures in the U.S. and Mexico (2009 only). Second quarter of 2010 also includes income of $3.9 million related to the release of a reserve associated with our legacy building materials manufacturing facility near Elma, Washington due to an agreement with the lessor to terminate the lease, while second quarter of 2009 also includes severance charges of $6.9 million in our Contract segment, principally related to U.S. and Canadian sales force reorganizations. The cumulative effect of these items increased net income for 2010 by $1.8 million, or $0.02 per diluted share, and reduced net income for 2009 by $17.3 million, or $0.23 per diluted share.
(b)	Second quarter of 2009 includes $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income by $2.7 million, or $0.04 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(thousands, except per-share amounts)

	Six Months Ended
	June 26, 2010	June 27, 2009
Sales	$3,570,428	$3,569,602
Cost of goods sold and occupancy costs	2,637,227	2,709,131

Gross profit	933,201	860,471

Operating expenses:
Operating and selling expenses	684,919	682,301
General and administrative expenses	159,468	139,898
Other operating expenses (a)	11,348	38,236

Total operating expenses	855,735	860,435

Operating income (loss)	77,466	36

Other income (expense):
Interest expense	(36,688)	(38,667)
Interest income (b)	21,204	25,577
Other income (expense), net (c)	(35)	2,840

	(15,519)	(10,250)

Income (loss) before income taxes	61,947	(10,214)
Income tax benefit (expense)	(22,695)	5,517

Net income (loss) attributable to OfficeMax and noncontrolling interest	39,252	(4,697)
Joint venture results attributable to noncontrolling interest	(1,364)	1,669

Net income (loss) attributable to OfficeMax	37,888	(3,028)

Preferred dividends	(1,348)	(1,538)

Net income (loss) available to OfficeMax common shareholders	$36,540	$(4,566)

Basic income (loss) per common share:	$0.43	$(0.06)

Diluted income (loss) per common share:	$0.43	$(0.06)

Weighted Average Shares
Basic	84,791	76,207
Diluted	85,968	76,207

(a)	The first six months of 2010 and 2009 include charges recorded in our Retail segment of $14.4 million and $31.2 million, respectively, related to store closures in the U.S. and Mexico (2009 only). The cumulative effect of these items reduced net income by $8.9 million and $18.8 million, or $0.10 and $0.25 per diluted share for 2010 and 2009, respectively. The first six months of 2010 and 2009 also include severance charges recorded in our Contract segment consisting of $0.8 million in 2010 and $6.9 million in 2009. The effect of these items reduced net income by $0.5 million and $4.4 million, or $0.01 and $0.06 per diluted share for 2010 and 2009, respectively. Finally, the first six months of 2010 also include income of $3.9 million related to the release of a reserve associated with our legacy building materials manufacturing facility near Elma, Washington due to an agreement with the lessor to terminate the lease. This item increased net income by $2.4 million, or $0.03 per diluted share.
(b)	Second quarter of 2009 includes $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income by $2.7 million, or $0.04 per diluted share.
(c)	Other income (expense), net for the first six months of 2009 includes $2.6 million of income for tax distributions related to our investment in Boise Cascade Holdings, L.L.C. This item increased net income $1.6 million, or $0.02 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Six Months Ended
	June 26, 2010	June 27, 2009
Cash provided by operations:
Net income (loss) attributable to OfficeMax and noncontrolling interest	$39,252	$(4,697)
Items in net income not using (providing) cash:
Depreciation and amortization	51,938	60,419
Other	5,686	8,170
Changes in operating assets and liabilities:
Receivables and inventory	73,083	212,104
Accounts payable and accrued liabilities	(110,245)	(192,096)
Income taxes and other	8,274	30,307

Cash provided by operations	67,988	114,207

Cash provided by (used for) investment:
Expenditures for property and equipment	(28,589)	(18,591)
Other	613	40,761

Cash provided by (used for) investment	(27,976)	22,170

Cash used for financing:
Cash dividends paid	(1,348)	(1,662)
Changes in debt, net	(1,697)	(20,301)
Other	(1,379)	1,444

Cash used for financing	(4,424)	(20,519)

Effect of exchange rates on cash and cash equivalents	(955)	9,202
Increase in cash and cash equivalents	34,633	125,060
Cash and cash equivalents at beginning of period	486,570	170,779

Cash and cash equivalents at end of period	$521,203	$295,839

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

NON-GAAP RECONCILIATION

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	June 26, 2010			June 27, 2009
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Sales	$1,653.2	$—	$1,653.2	$1,657.9	$—	$1,657.9
Cost of goods sold and occupancy costs	1,225.5	—	1,225.5	1,263.0	—	1,263.0

Gross profit	427.7	—	427.7	394.9	—	394.9

Operating expenses:
Operating and selling expenses	321.9	—	321.9	323.6	—	323.6
General and administrative expenses	80.5	—	80.5	70.5	—	70.5
Other operating expenses (income) (a)	(2.8)	2.8	—	28.3	(28.3)	—

Total operating expenses	399.6	2.8	402.4	422.4	(28.3)	394.1

Operating income (loss)	28.1	(2.8)	25.3	(27.5)	28.3	0.8

Other income (expense):
Interest expense	(18.4)	—	(18.4)	(19.3)	—	(19.3)
Interest income (b)	10.6	—	10.6	15.1	(4.4)	10.7
Other income (expense), net	(0.1)	—	(0.1)	0.2	—	0.2

	(7.9)	—	(7.9)	(4.0)	(4.4)	(8.4)

Income (loss) before income taxes	20.2	(2.8)	17.4	(31.5)	23.9	(7.6)
Income tax benefit (expense)	(7.3)	1.0	(6.3)	13.8	(9.1)	4.7

Net income (loss) attributable to OfficeMax and noncontrolling interest	12.9	(1.8)	11.1	(17.7)	14.8	(2.9)
Joint venture results attributable to noncontrolling interest	(0.5)	—	(0.5)	0.8	(0.2)	0.6

Net income (loss) attributable to OfficeMax	12.4	(1.8)	10.6	(16.9)	14.6	(2.3)

Preferred dividends	(0.6)	—	(0.6)	(0.8)	—	(0.8)

Net income (loss) available to OfficeMax common shareholders	$11.8	$(1.8)	$10.0	$(17.7)	$14.6	$(3.1)

Basic income (loss) per common share:	$0.14	$(0.02)	$0.12	$(0.23)	$0.19	$(0.04)

Diluted income (loss) per common share:	$0.14	$(0.02)	$0.12	$(0.23)	$0.19	$(0.04)

Weighted Average Shares
Basic	84,928		84,928	76,285		76,285
Diluted	86,101		86,101	76,285		76,285

(a)	Second quarter 2010 and 2009 includes charges recorded in our Retail segment of $1.1 million and $21.3 million, respectively, related to store closures in the U.S. and Mexico (2009 only). Second quarter of 2010 also includes income of $3.9 million related to the release of a reserve associated with our legacy building materials manufacturing facility near Elma, Washington due to an agreement with the lessor to terminate the lease, while second quarter of 2009 also includes severance charges of $6.9 million in our Contract segment, principally related to U.S. and Canadian sales force reorganizations. The cumulative effect of these items increased net income for 2010 by $1.8 million, or $0.02 per diluted share, and reduced net income for 2009 by $17.3 million, or $0.23 per diluted share.
(b)	Second quarter of 2009 includes $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income by $2.7 million, or $0.04 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

NON-GAAP RECONCILIATION

(unaudited)

(millions, except per-share amounts)

	Six Months Ended
	June 26, 2010			June 27, 2009
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Sales	$3,570.4	$—	$3,570.4	$3,569.6	$—	$3,569.6
Cost of goods sold and occupancy costs	2,637.2	—	2,637.2	$2,709.1	—	2,709.1

Gross profit	933.2	—	933.2	860.5	—	860.5

Operating expenses:
Operating and selling expenses	684.9	—	684.9	682.3	—	682.3
General and administrative expenses	159.5	—	159.5	139.9		139.9
Other operating expenses (a)	11.3	(11.3)	—	38.2	(38.2)	—

Total operating expenses	855.7	(11.3)	844.4	860.4	(38.2)	822.2

Operating income (loss)	77.5	11.3	88.8	0.1	38.2	38.3

Other income (expense):
Interest expense	(36.7)	—	(36.7)	(38.7)	—	(38.7)
Interest income (b)	21.2		21.2	25.6	(4.4)	21.2
Other income (expense), net (c)	(0.1)	—	(0.1)	2.8	(2.6)	0.2

	(15.6)	—	(15.6)	(10.3)	(7.0)	(17.3)

Income (loss) before income taxes	61.9	11.3	73.2	(10.2)	31.2	21.0
Income tax benefit (expense)	(22.7)	(4.3)	(27.0)	5.5	(11.8)	(6.3)

Net income (loss) attributable to OfficeMax and noncontrolling interest	39.2	7.0	46.2	(4.7)	19.4	14.7
Joint venture results attributable to noncontrolling interest	(1.4)	—	(1.4)	1.7	(0.5)	1.2

Net income (loss) attributable to OfficeMax	37.8	7.0	44.8	(3.0)	18.9	15.9

Preferred dividends	(1.3)	—	(1.3)	(1.6)	—	(1.6)

Net income (loss) available to OfficeMax common shareholders	$36.5	$7.0	$43.5	$(4.6)	$18.9	$14.3

Basic income (loss) per common share	$0.43	$0.08	$0.51	$(0.06)	$0.25	$0.19

Diluted income (loss) per common share	$0.43	$0.08	$0.51	$(0.06)	$0.25	$0.19

Weighted Average Shares
Basic	84,791		84,791	76,207		76,207
Diluted	85,968		85,968	76,207		76,857

(a)	The first six months of 2010 and 2009 include charges recorded in our Retail segment of $14.4 million and $31.2 million, respectively, related to store closures in the U.S. and Mexico (2009 only). The cumulative effect of these items reduced net income by $8.9 million and $18.8 million, or $0.10 and $0.25 per diluted share for 2010 and 2009, respectively. The first six months of 2010 and 2009 also include severance charges recorded in our Contract segment consisting of $0.8 million in 2010 and $6.9 million in 2009. The effect of these items reduced net income by $0.5 million and $4.4 million, or $0.01 and $0.06 per diluted share for 2010 and 2009, respectively. Finally, the first six months of 2010 also include income of $3.9 million related to the release of a reserve associated with our legacy building materials manufacturing facility near Elma, Washington due to an agreement with the lessor to terminate the lease. This item increased net income by $2.4 million, or $0.03 per diluted share.
(b)	Second quarter of 2009 includes $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income by $2.7 million, or $0.04 per diluted share.
(c)	Other income (expense), net for the first six months of 2009 includes $2.6 million of income for tax distributions related to our investment in Boise Cascade Holdings, L.L.C. This item increased net income $1.6 million, or $0.02 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONTRACT SEGMENT STATEMENTS OF OPERATIONS

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	June 26, 2010		June 27, 2009

Sales	$880.5		$881.7

Gross profit	199.9	22.7%	181.5	20.6%
Operating, selling and general and administrative expenses	180.5	20.5%	169.1	19.2%

Segment income	$19.4	2.2%	$12.4	1.4%

Other operating expenses	—	0.0%	6.9	0.8%

Operating income	$19.4	2.2%	$5.5	0.6%

	Six Month Ended
	June 26, 2010		June 27, 2009

Sales	$1,843.5		$1,809.3

Gross profit	418.3	22.7%	376.1	20.8%
Operating, selling and general and administrative expenses	365.2	19.8%	342.2	18.9%

Segment income	$53.1	2.9%	$33.9	1.9%

Other operating expenses	0.8	0.1%	6.9	0.4%

Operating income	$52.3	2.8%	$27.0	1.5%

Note: Management evaluates the segments’ performances based on operating income (loss) after eliminating the effect of certain operating matters such as severances, facility closures, and asset impairments, that are not indicative of our core operations (“segment income”.)

OFFICEMAX INCORPORATED AND SUBSIDIARIES

RETAIL SEGMENT STATEMENTS OF OPERATIONS

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	June 26, 2010		June 27, 2009

Sales	$772.7		$776.2

Gross profit	227.8	29.5%	213.4	27.5%
Operating, selling and general and administrative expenses	213.9	27.7%	215.4	27.8%

Segment income (loss)	$13.9	1.8%	$(2.0)	-0.3%

Other operating expenses	1.1	0.1%	21.3	2.7%

Operating income (loss)	$12.8	1.7%	$(23.3)	-3.0%

	Six Months Ended
	June 26, 2010		June 27, 2009

Sales	$1,726.9		$1,760.3

Gross profit	514.9	29.8%	484.4	27.5%
Operating, selling and general and administrative expenses	462.3	26.8%	461.1	26.2%

Segment income (loss)	$52.6	3.0%	$23.3	1.3%

Other operating expenses	14.4	0.8%	31.2	1.8%

Operating income (loss)	$38.2	2.2%	$(7.9)	-0.5%

Note: Management evaluates the segments’ performances based on operating income (loss) after eliminating the effect of certain operating matters such as severances, facility closures, and asset impairments, that are not indicative of our core operations (“segment income”.)

Reconciliation of non-GAAP Measures to GAAP Measures

In addition to assessing our operating performance as reported under U.S. generally accepted accounting principles (GAAP), we evaluate our results of operations before non-operating legacy items and operating items that are not indicative of our core operating activities such as severance, facility closure (including adjustments to legacy reserves), and asset impairments. We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons. Whenever we use non-GAAP financial measures, we designate these measures as “adjusted” and provide a reconciliation of the non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. In the preceding tables, we reconcile our non-GAAP financial measures to our reported GAAP financial results for the second quarter of both 2010 and 2009.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry. However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.